Exhibit 10.1

1A Burton Hills Blvd. Suite 200 Nashville, TN 37215 (615) 733.4330 www.harrowinc.com

January 30, 2026

Dear Pat,

We are pleased to extend an offer to you to serve as Chief Commercial Officer for Harrow, Inc. (“Harrow”). This letter outlines the terms and conditions of your employment with Harrow (the “Offer Letter”).

Position Details:

INFORMATION
Start Date	January 30, 2026
Manager	Mark L. Baum
Location	Remote
Annualized Base Compensation Salary Amount	$425,000
40% of paid base compensation
Annual Target Bonus	While no bonus payment is guaranteed, your bonus will be based on the achievement of targets agreed upon by you and Mr. Baum. You must be employed with Harrow on the Day of Payment to receive a Bonus Payment. Title, compensation, and options will be reviewed accordingly at the end of 2025.
FSLA	Exempt

EQUITY
In addition to stock options previously awarded, a new award of 40,000 restricted stock units (RSUs) will be granted:
●	25,000 will vest when Harrow’s revenue reaches $230,000,000 in a calendar quarterly period.
●	15,000 vest after 3 years from the date of award.

Other Summary Conditions:
●	You must be employed at the time the award vests to be eligible for this award.
●	The RSUs are subject to the approval of the award by the Compensation Committee of Harrow’s Board of Directors.
●	Your entitlement to any RSUs that may be approved is, of course, conditioned upon your signing of the RSU Agreement and is subject to its terms and the terms of the Plan under which the RSUs will be granted.

Based on your performance, other metrics, and factors determined by your supervisor and the Board of Directors, you may be eligible for additional equity awards in the future.

We are excited and look forward to your contributions to Harrow.

Sincerely,

/s/ Mark L. Baum

Mark L. Baum

Chairman & Chief Executive Officer

Signature	/s/ Patrick Sullivan	Date	1/30/2026
Pat Sullivan